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                                                                 Exhibit 3(i)(b)

                           CERTIFICATE OF CORRECTION
                                       OF
                        ALLIN COMMUNICATIONS CORPORATION

     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "corporation") is Allin Communications Corporation.

     2. The Certificate of Designations of the Series B Redeemable Preferred Stock of the Corporation, which was filed with the Secretary of State of Delaware on August 12, 1998, is hereby corrected.

     3.  The defect to be corrected in said instrument is as follows:

          The description of the conversion formula to be used after the first anniversary of the original issuance of shares of Series B Preferred Stock omits the words "85% of" in the clause reading "or (ii) if it results in a greater number of shares of common stock, dividing 1,000 by the closing price of the common stock as reported by The Nasdaq Stock Market on the first trading date following the first anniversary of the original issuance of shares of Series B Preferred Stock."

          The foregoing phrase should read as follows: "or (ii) if it results in a greater number of shares of common stock, dividing 1,000 by 85% of the closing price of the common stock as reported by The Nasdaq Stock Market on the first trading date following the first anniversary of the original issuance of shares of Series B Preferred Stock."

     4. Section 7(a) of the Certificate of Designations of the Series B Redeemable Preferred Stock of the Corporation is as follows:

          (a) Conversion Rights.  Upon approval by the holders of the
              -----------------
          Corporation's common stock of the issuance of shares of common stock in accordance with this paragraph 7, each holder of the Series B Preferred Stock will have the right to convert all or a portion of its Shares of Series B Preferred Stock into common stock of the
          Corporation in accordance with this paragraph 7 at any time prior to the Redemption Date. Until and including the first anniversary of the original issuance of shares of Series B Preferred Stock, each share of Series B Preferred Stock held by each holder may be converted into the number of common shares, rounded to the ninth decimal place, determined by (i) dividing 1,000 by 85% of the closing price of
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          the common stock as reported by The Nasdaq Stock Market on the trading date immediately preceding the date of original issuance of shares of Series B Preferred Stock, or (ii) if it results in a greater number of shares of common stock, dividing 1,000 by the greater of (A) 85% of the closing price of the common stock as reported by The Nasdaq Stock Market on the trading date prior to the date of the conversion or (B) $2.00. After the first anniversary of the original issuance of shares of Series B Preferred Stock, each share of Series B Preferred Stock held by each holder may be converted into the number of common shares, rounded to the ninth decimal place, determined by (i) dividing 1,000 by 85% of the closing price of the common stock as reported by The Nasdaq Stock Market on the trading date immediately preceding the date of original issuance of shares of Series B Preferred Stock, or (ii) if it results in a greater number of shares of common stock, dividing 1,000 by 85% of the closing price of the common stock as reported by The Nasdaq Stock Market on the first trading date following the first anniversary of the original issuance of shares of Series B Preferred Stock. Holders of the Series B Preferred Stock who exercise the foregoing conversion right shall have the right to receive any accrued, but unpaid dividends. No fractional shares of common stock shall be issued; instead a cash payment will be made in lieu of the issuance of any fractional shares of common stock. Any shares of Series B Preferred Stock which are not converted to common stock will remain outstanding until so converted or until redeemed by the Corporation. In the event that the number of shares of outstanding common stock is changed by any stock dividend, stock split or combination of shares at any time shares of Series B Preferred Stock are outstanding, the number of shares of common stock that may be acquired upon conversion of such outstanding Series B Preferred Stock in accordance with the foregoing shall be proportionately adjusted.

     Signed on August 13, 1998.

                              ALLIN COMMUNICATIONS CORPORATION
ATTEST:


 /s/ Dean C. Praskach         By: /s/ Richard W. Talarico
---------------------             ------------------------
                              Name Printed:  Richard W. Talarico
                                           ---------------------
                              Title:  Chairman and Chief Executive Officer
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